UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 12, 2019

Dynavax Technologies Corporation

(Exact name of registrant as specified in its charter)

Commission File Number:  001-34207

Delaware	33-0728374
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2100 Powell Street, Suite 900

Emeryville, CA 94608

(Address of principal executive offices, including zip code)

(510) 848-5100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol(s):	Name of each exchange on which registered:
Common Stock, $0.001 par value	DVAX	The Nasdaq Stock Market LLC

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously reported, on May 21, 2019 the Board of Directors (the “Board”) of Dynavax Technologies Corporation (“Dynavax” or the “Company”) appointed, on an interim basis, David Novack and Ryan Spencer as Co-Presidents and co-principal executive officers of the Company.  Effective as of December 16, 2019, the Board appointed Mr. Spencer, 42, as Chief Executive Officer of the Company, and Mr. Novack as President and Chief Operating Officer of the Company.  In his role as Chief Executive Officer of the Company, Mr. Spencer will serve as sole principal executive officer of the Company.

Upon effectiveness of his appointment as the Company’s Chief Executive Officer and upon recommendation of the Nominating and Governance Committee of the Company, on December 12, 2019, the Board appointed Mr. Spencer to serve as a Class II Director, to serve until the 2020 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

In connection with his appointment as Chief Executive Officer, upon the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), the Board approved (i) an increase in Mr. Spencer’s annual base salary to $515,000 per year, effective as of December 16, 2019, (ii) an increase in Mr. Spencer’s annual target bonus to 60% of his base salary, effective as of January 1, 2020, (iii) and the grant of a stock option to purchase 400,000 shares of the Company’s common stock (the “CEO Option”) pursuant to the Company’s 2018 Equity Incentive Plan (the “Plan”).

In connection with his appointment as  President and Chief Operating Officer, upon the recommendation of the Compensation Committee, the Board approved (i) an increase in Mr. Novack’s annual base salary to $495,000 per year, effective as of December 16, 2019, (ii) an increase in Mr. Novack’s annual target bonus to 55% of his base salary, effective as of January 1, 2020, and (iii) and the grant of a stock option to purchase 200,000 shares of the Company’s common stock (the “President Option”, and together with the CEO Option, the “Options”) pursuant to the Plan.  The exercise price of the Options is equal to the fair market value of the Company’s stock on the date of grant, and the Options will vest over three years, with one-third of the Options vesting on December 16, 2020, and the remaining two-thirds of the Options vesting in equal monthly installments thereafter, subject to continuous service as of each such vesting date.

Furthermore, in connection with these promotions, upon recommendation of the Compensation Committee, the Board approved the amendment and restatement of the Management Continuity and Severance Agreements for Mr. Spencer and Mr. Novack (the “Restated Management Agreements”).  The Company’s standard form of Amended and Restated Management Continuity and Severance Agreement was most recently filed with the Company’s Quarterly Report on Form 10-Q filed on August 7, 2019 (the “Prior Management Agreement”).   Upon execution of the Restated Management Agreements, Mr. Spencer and Mr. Novack will be entitled to enhanced benefits as described below.

If, on or during the twenty-four-month period following a Change of Control (as described in the Restated Management Agreements), Mr. Spencer or Mr. Novack is involuntarily terminated, such executive will, subject to the execution of an effective release of claims, be entitled to receive:

•	with respect to Mr. Spencer, a lump-sum cash payment equal to 21 months annual base salary and 175% of his annual target bonus for the year of termination;
•	with respect to Mr. Novack, a lump-sum cash payment equal to 18 months annual base salary and 150% of his annual target bonus for the year of termination;
•	payments equal to the applicable Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) premiums of 21 months for Mr. Spencer and 18 months for Mr. Novack, respectively.

In the case of an involuntary termination not in connection with a Change of Control, Mr. Spencer and Mr. Novack will, subject to the execution of an effective release of claims, be entitled to receive:

•	a lump-sum cash payment equal to 18 months of annual base salary for Mr. Spencer and 15 months of annual base salary for Mr. Novack, respectively;
•	payments equal to the applicable COBRA premiums for 18 months for Mr. Spencer and 15 months for Mr. Novack, respectively;
•	extension of exercisability of all stock options for a period of 18 months for Mr. Spencer and 15 months for Mr. Novack, respectively (but in any event not beyond each option’s expiration date).

The other terms and conditions of the Restated Management Agreements are substantially consistent with the Prior Management Agreements.

There are no arrangements or understandings between either Mr. Spencer or Mr. Novack and/or any other persons pursuant to which either one was selected as the Company’s Chief Executive Officer and President/Chief Operating Officer, respectively. There are also no family relationships between Mr. Spencer and/or Mr. Novack and any of the Company’s directors or executive officers, and neither of them has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.  Information required to be disclosed pursuant to Item 401(b), (d) and (e)of Regulation S-K is incorporated by reference to the Current Report on Form 8-K that was filed with the SEC on May 23, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation

Date: December 16, 2019	By:	/s/ STEVEN N. GERSTEN .
Steven N. Gersten
Senior Vice President